EXHIBIT 10.9

                                   THIRD PARTY
                             MANUFACTURING AGREEMENT

1.0      PARTIES
---      -------

         1.1      BUYER:      NICHE PHARMACEUTICALS, INCORPORATED
                              ROANOKE, TX 76262
                              ("BUYER")

         1.2      SELLER:     SCHERING CORPORATION
                              KENILWORTH, NJ 07033
                              ("SCHERING")

2.0      PRODUCTS
---      --------

         The items specified on Exhibit A attached hereto ("Products").

3.0      PURPOSE
---      -------

         3.1 BUYER requires an assured source of supply of Products and SCHERING agrees to produce such Products in accordance with the description and specifications identified in Exhibit A and Exhibit B attached hereto and made part hereof.

         3.2 SCHERING shall sell to BUYER and BUYER shall purchase from SCHERING during the term of this Agreement all of BUYER's requirements of Products. BUYER represents to SCHERING that it has all necessary approvals of the Food & Drug Administration for the Products.

4.0      PRICE
---      -----

         4.1 Pilot Batches: The price per pilot batch shall be as set forth in Exhibit A.

         4.2 Products: The purchase price of products shall be as set forth in Exhibit A. BUYER acknowledges that this purchase price is based upon BUYER's agreement to purchase all of its requirements of Products exclusively from SCHERING.

         4.3 Payment: Payment for all services performed and product delivered will be made in U.S. Dollars within thirty (30) days after receipt of SCHERING's invoice. Invoices will be generated based upon completion of service or shipment of product.


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         4.4 Taxes:  BUYER shall  reimburse  SCHERING for any federal,  state or local excise or other tax, assessment, license fee or other charge or increase thereof, which SCHERING may be required to pay upon the sale, products, transportation or use of the Products. In no event shall BUYER be required to reimburse SCHERING for taxes based on income or franchise fees.

5.0      MANUFACTURING AND QUALITY CONTROL
---      ---------------------------------

         5.1 SCHERING shall supply all raw materials and packaging components for the product of pilot batches according to specifications provided by BUYER. The pilot batches shall be manufactured in accordance with Good Manufacturing Procedures (GMP's). All pilot production is on a best efforts basis. As SCHERING has no experience with the manufacture of Product, there can be no guarantees as to the success of pilot production. SCHERING and BUYER agree that BUYER's manufacturing representative be present to review manufacturing procedures and witness the manufacture of all pilot batches.

         5.2 For manufacture of Products, SCHERING shall supply all raw materials and packaging components according to specifications provided by BUYER.

         5.3 SCHERING shall utilize the quality control and manufacturing process provided SCHERING by the BUYER employing the same methodology or equivalent techniques agreed to by SCHERING and the BUYER.

         5.4 SCHERING shall provide validation services at the price set forth in Exhibit A.

         5.5 SCHERING shall provide accelerated stability testing for pilot batches at the prices and according to the conditions set forth in Exhibit A.

6.0      ARTWORK AND LABELING
---      --------------------

         6.1 All artwork shall be supplied by BUYER and must be compatible with SCHERING's packaging equipment.

7.0      SHIPMENT AND RISK OF LOSS
---      -------------------------

         7.1 Shipment shall be by whatever means BUYER instructs and SCHERING determines is reasonable, provided that shipment is made

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in accordance with all relevant statutory requirements.

         7.2 The purchase prices in Article 4.0 hereof are F.O.B. Kenilworth, New Jersey. Delivery of Products will be to one location in accordance with BUYER's shipping instructions. SCHERING's delivery to said carrier or trucker will constitute delivery to BUYER. BUYER will bear all risk of loss, delay, or damage in transit as well as freight and insurance.

         7.3 Claims: The weights, tares and tests affixed by SCHERING's invoice shall govern unless proven to be incorrect. Claims relating to quantity, quality, weight, condition and loss of or damage to any of the Products sold under this Agreement shall be waived by BUYER unless made within thirty (30) days of receipt of product by BUYER.

8.0      TERM
---      ----

         8.1 This Agreement shall be effective as of December 1, 1991, and shall continue in full force and effect for a period of five (5) years commencing with the date of first commercial sale of Products by BUYER. This Agreement or any renewal thereof shall be automatically renewed and extended on the same terms and conditions at the expiration of the term for a renewal period of two (2) years thereafter unless either party shall notify the other party in writing at least one (1) year prior to the expiration of the initial term of renewal term of its intention not to renew or amend this Agreement.

9.0      ESTIMATES AND PURCHASE ORDERS
---      -----------------------------

         9.1 SCHERING will order components of Products, printed labeling, package materials in containers based on the lead time required to fill BUYER's estimated requirements. BUYER agrees to purchase from SCHERING all Products manufactured for BUYER by SCHERING in accordance with BUYER's most recent written estimates and/or purchase orders. Upon change in artwork requested by BUYER or upon termination of this Agreement, BUYER shall purchase any inventory of Products manufactured for it by SCHERING and remaining at the date of termination along with any components, printed labeling, packaging materials and containers which were acquired and/or prepared by SCHERING based on forecast pursuant to this Agreement. Any inventory of packaging components rendered obsolete as a result of a change shall be purchased from SCHERING by BUYER.


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         9.2 At the initiation of this  Agreement,  BUYER will provide  SCHERING with a written forecast indicating BUYER's projected needs for the succeeding year.

         9.3 BUYER shall place orders in increments of single batches, i.e., approximately 1.6 million tablets per batch.

         9.4 At the end of each calendar quarter during the term of this Agreement or any subsequent agreement, BUYER shall provide SCHERING with more specific data as to its projected needs for the following four (4) calendar quarters. The parties acknowledge that any data provided to SCHERING by BUYER concerning its projected needs shall be estimates and shall not be binding on BUYER unless and until confirmed by BUYER's written purchase order.

         9.5 BUYER shall issue written purchase orders to SCHERING at least ninety (90) days prior to the requested delivery date if the requirements are at or below the previously supplied estimates and one hundred twenty (120) days if requirements exceed the previous estimates by 25%.

         9.6 BUYER's purchase orders shall designate the desired quantities of Products, delivery dates and destinations. SCHERING shall promptly fill and ship all orders of Products in accordance with BUYER's instructions.

10.0     WARRANTIES
----     ----------

         10.1 SCHERING warrants that products delivered to BUYER under this Agreement shall, at the time of delivery:

              10.1.1 Meet the specifications for products set forth in Exhibit "B" attached hereto;

              10.1.2 Shall be in good, usable and merchantable condition; and

              10.1.3   Shall be in compliance with all applicable
Federal laws and regulations.

         10.2 BUYER shall have a period of thirty (30) days from date of receipt of the Products to inspect and reject any shipment of Products on the grounds that it does not comply with the provisions of Article 10.1 hereof. All or part of any shipment may be held for SCHERING's disposition and at SCHERING's expense if found to be

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not in  compliance  with the  specifications  set forth in Exhibit  "B"  hereof, provided SCHERING confirms such noncompliance through generally acceptable quality control procedures.

         10.3 SCHERING will indemnify and hold BUYER harmless for the administrative and product costs associated with a product recall should such recall arise from SCHERING's willful misconduct or negligence in the manufacture of product. Any claim for indemnification hereunder shall be supported by reference to generally accepted quality control procedures mutually agreeable to SCHERING and BUYER.

         10.4 Notwithstanding the provisions of Article 12.0 hereof, BUYER's exclusive remedy and SCHERING's exclusive liability under this Agreement or otherwise (including negligence) shall be for damages which shall in no event exceed so much of the purchase price as is applicable to that portion of the particular shipment with respect to which damages are claimed. BUYER assumes all risks and liability, and SCHERING assumes no liability, with respect to unloading and discharge of the Products, storage, handling, sale and use of the products including its use alone or in combination with other substances or in the operation of any process, and the compliance or noncompliance with all federal, state and local laws and regulations applicable to the Products. Other than as expressly stated in this Agreement, neither party shall be liable to the other for any incidental or consequential damages arising in connection with this Agreement or the Products sold hereunder.

11.0     PATENT INDEMNITY
----     ----------------

         11.1 SCHERING shall indemnify and hold BUYER harmless from all costs, damages and expenses (including attorney's fees) arising out of any suit or action brought against BUYER based upon a claim that any process o technical data owned by SCHERING infringes a U.S. patent or any other proprietary rights.

         11.2 BUYER will indemnify and hold SCHERING harmless from all costs, damages and expenses (including attorney's fees) arising out of any suit or action against SCHERING based on a claim (i) that any process or technical data or other Product or manufacturing specifications furnished by BUYER infringes on a U.S. patent or other proprietary rights or (ii) that sale or distribution of the Products by BUYER infringes a U.S. patent(s).



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12.0     GENERAL INDEMNITIES/CONSEQUENTIAL DAMAGES
----     -----------------------------------------

         12.1 SCHERING will indemnify and hold BUYER harmless for any and all liability, damage, loss, cost or expense (including reasonable attorney's fees) resulting from any third party claims made or suits brought against BUYER which arise from SCHERING's negligence in the manufacture of products hereunder or SCHERING's breach of the warranty set forth in Article 10.1 hereof. Upon filing of any such claim or suit, BUYER shall immediately notify SCHERING.

         12.2 BUYER will indemnify and hold SCHERING harmless from any and all liability, damage, loss, cost or expense (including reasonable attorney's fees) resulting from any third party claims made or suits brought against SCHERING which arise from BUYER's willful misconduct or negligence in the specifications for, or handling, distribution, marketing or sale of Products hereunder. Upon filing of any such claim or suit, SCHERING shall immediately notify BUYER.

         12.3 The applicable provisions of the  "cross-indemnities"  in Articles
12.1 and 12.2 hereof shall also apply to SCHERING's production and BUYER's use of the Products produced from pilot batches.

         12.4 BUYER shall provide to SCHERING evidence of Product liability and contractual liability insurance reasonably satisfactory to SCHERING of not less than $2 million per occurrence prior to SCHERING delivering initial commercial product naming SCHERING as an insured under such policy. Insurance shall maintain in force for the term of this Agreement and any subsequent renewals. Failure to demonstrate proof of valid in-force coverage or such other evidence of coverage for third party liability as shall be satisfactory to SCHERING, or failure to maintain such coverage shall be terms for immediate termination of this Agreement by SCHERING.

         12.5 SCHERING shall self-insure or maintain Product liability insurance to the extent of $2 million dollars.

13.0     REGULATORY FILINGS AND APPROVALS
----     --------------------------------

         13.1 BUYER certifies that it will list its Product with the Food and Drug Administration (Report of Private Label Distribution) and that SCHERING shall not file for registration.

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         13.2 BUYER shall  fulfill all approval and  reporting  requirements  of applicable Federal and State regulatory agencies with respect to the Products supplied by SCHERING hereunder, provided that SCHERING shall cooperate with BUYER in providing any data or other information readily available to SCHERING concerning the Products which will enable BUYER to secure the approvals necessary for the Products.

14.0     FORCE MAJEURE
----     -------------

         14.1 BUYER and SCHERING shall not be considered in default of their obligations hereunder to the extent that performance of such obligations is delayed, hindered or prevented by Force Majeure. Force Majeure includes, without limitation, inclement weather, strikes, lockouts, inability to procure labor or materials or fuels due to shortages, fires, riots, incendiarism, interference by civil or military authorities, compliance with the regulations or order of any government authority, or the outbreak of war or insurgence, or acts of war (declared or undeclared) and any other cause which is beyond the reasonable control of either party. Specifically excluded from this definition are those acts of the Federal Government or any agency thereof, or judicial action which could have been avoided by compliance with such laws or regulations, publicly available and reasonably expected to be known by BUYER and SCHERING.

15.0     FAILURE TO MARKET/REPURCHASE OF OBLIGATIONS
----     -------------------------------------------

         15.1 SCHERING represents and BUYER acknowledges that significant capital investment is involved and valuable resources have been allocated and opportunities forgone by SCHERING in order to manufacture Products.
Consequently, in the event BUYER wishes to cancel this Agreement or any subsequent agreement relating to the supply of Products by SCHERING, prior to the expiration date hereof, it may do so by first paying SCHERING and amount equivalent to the last twelve months' purchases of Product from SCHERING.

         15.2 In the event SCHERING wishes to cancel this Agreement or any subsequent Agreement relating to the supply of Products by SCHERING prior to the expiration date hereof, SCHERING agrees to sell to BUYER at BUYER's request under the current terms and conditions of this Agreement or subsequent renewal a supply of product of not more than the total purchased amount of Product for the immediately prior one (1) year period.


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16.0     TERMINATION
----     -----------

         16.1 In the event that either party hereto shall at any time commit a material breach of any of its obligations hereunder, the non-breaching party may, at its option, terminate this Agreement by giving the other party at least one hundred and eighty (180) calendar days' prior written notice. Unless the breaching party cures the breach within the aforesaid notice period, this Agreement shall be deemed terminated.

         16.2 Any termination of this Agreement shall not release the parties from liabilities and obligations accrued as of the date thereof including but not limited to BUYER's reimbursement of SCHERING's cost of materials purchased for the products prior to notice of termination.

17.0     NON-WAIVER OF RIGHTS
----     --------------------

         17.1 Failure by SCHERING or BUYER at any time to enforce any of the terms or conditions of this Agreement shall not affect or impair such terms or conditions in any way, or the right of SCHERING or BUYER at any time to avail itself of such remedies as it may have for any breach of such terms or conditions under the provisions of this Agreement, in equity or at law.

18.0     TRADEMARKS AND TRADE NAMES
----     --------------------------

         18.1 BUYER hereby acknowledges that it does not have, and shall not acquire, any interest in any of SCHERING's trademarks or trade names for the Products unless otherwise expressly agreed.

         18.2 BUYER agrees not to use any trade names or trademarks of SCHERING, including but without limitation the trade name and trademark "SCHERING," except as specifically authorized by SCHERING in writing both as to the names or marks which may be used and as to the manner and prominence of use.

         18.3 SCHERING agrees to Niche's use of the statement "Manufactured by Schering Corporation, Kenilworth, NJ 07033" on Product's primary label in a format and manner acceptable to SCHERING and authorized in writing.





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19.0     CONFIDENTIALITY
----     ---------------

         19.1 The parties hereby acknowledge that any and all information, knowledge, technology and trade secrets relating to the production, processing and testing of Products may be used only in the production of Products under this Agreement.

         19.2 BUYER shall maintain in confidence all information, knowledge, technology and trade secrets relating to the Products as purchased from SCHERING or developed solely by SCHERING after the date of this Agreement and disclosed to BUYER and BUYER shall not use such SCHERING information, knowledge, technology and trade secrets for itself or for any third party nor disclose the same to any third party without the express written consent of SCHERING.

         19.3 SCHERING shall maintain in confidence all information, knowledge, technology and trade secrets relating to formula for the Products as purchased from BUYER after the date of this Agreement and disclosed to SCHERING and SCHERING shall not use such BUYER formulae, information, knowledge, technology and trade secrets for itself or for any third party nor disclose the same to any third party without the express written consent of BUYER.

         19.4 The obligations set forth above shall not apply to any information, data, technology, or trade secret disclosed by one party to the other, either in anticipation of or pursuant to this Agreement or any other agreement between the parties, if it is (a) already known to the receiving party as of the date such disclosure is made; (b) available to the receiving party from printed publications as of the date such disclosure is made or becomes available from printed publications through no fault of the receiving party; or
(c) disclosed to said receiving party by an independent third party through no fault of the receiving party.

20.0     NOTICES
----     -------

         20.1 Any notice required to be given herein shall be deemed to have been sufficiently given to either party for all of the purposes hereof if given by telephone, telex or cable and confirmed by registered mail, postage prepaid, addressed as follows:


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      TO SCHERING:              SCHERING-PLOUGH CORPORATION
                                Manager, Third-Party Business Development
                                P.O. Box 526
                                Kenilworth, NJ 07033

      TO BUYER:                 NICHE PHARMACEUTICALS, INCORPORATED
                                President, CEO
                                300 Trophy Club Dr., S-400
                                Roanoke, TX 76262

or to such other address as either of the parties shall designate by notice given as herein required. Notices shall be effective seven (7) calendar days after mailing of confirmation.

21.0     AMENDMENTS AND WAIVER
----     ---------------------

         21.1 This agreement cannot be amended in any respect except in writing duly executed by both parties. No waiver of compliance with any provisions or conditions of this Agreement and no approvals provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the party to be charged.

22.0     ASSIGNMENT
----     ----------

         22.1 Neither party hereto shall assign this Agreement or any part thereof or any interest herein without the written approval of the other party hereto except as herein otherwise provided and such approval may not be unreasonably withheld.

23.0     GOVERNING LAW
----     -------------

         23.1 This Agreement shall be governed by the laws of the State of New Jersey.

24.0     ENTIRE AGREEMENT
----     ----------------

         24.1 This Agreement constitutes the entire understanding between the parties and shall supersede any prior agreements between the parties hereto. Each party acknowledges that there are no other understandings which relate to the matters covered herein or which are inconsistent with any provisions of this Agreement.



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         IN WITNESS WHEREOF,  the parties hereto have executed this Agreement in duplicate effective as of the date of the latest of the signatures hereto.


NICHE PHARMACEUTICALS, INC.              SCHERING CORPORATION


By:  /s/ Steve F. Brandon                By:    /s/ RML

Title:  President /CEO                   Title:  Vice President

Date:    12/24/91                        Date:     1/27/92



RML/mlb
attachments: Exhibit A, Exhibit B
12/20/91
#20 A:NICHE